UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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SMITHFIELD FOODS, INC.

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SMITHFIELD FOODS, INC.

Notice of Annual Meeting of Shareholders

To Be Held August 26, 2005

As a shareholder of SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Shareholders of the Company to be held at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, at 2:00 p.m. local time, on August 26, 2005, for the following purposes:

1. To elect three directors to three-year terms;

2. To approve the adoption of the Smithfield Foods, Inc. 2005 Non-Employee Directors Stock Incentive Plan;

3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending April 30, 2006;

4. To consider a shareholder proposal regarding a sustainability report, if presented; and

5. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

Only shareholders of record at the close of business on July 13, 2005 will be entitled to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

We hope you can attend the Annual Meeting in person. However, even if you plan to attend, we ask that you MARK, SIGN, DATE and RETURN the enclosed proxy promptly in the enclosed self-addressed envelope, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be completed and returned. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

Your attention is directed to the attached Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE SECRETARY

Smithfield, Virginia

July 29, 2005

SMITHFIELD FOODS, INC.

EXECUTIVE OFFICES

200 COMMERCE STREET

SMITHFIELD, VIRGINIA 23430

Corporate Internet Site: www.smithfieldfoods.com

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 26, 2005

The Annual Meeting of Shareholders of SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), will be held on August 26, 2005, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of the Company in connection with such meeting and any continuation or adjournment thereof.

The costs of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers and employees of the Company may solicit proxies in person or by telephone at no additional compensation. The Company will also ask record holders of the Company’s common stock, par value $0.50 (the “Common Stock”), who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse such record holders for the costs of forwarding the material in accordance with customary charges. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost to the Company of $7,500 plus expenses.

Any proxy given pursuant to this solicitation may be revoked by the filing with and receipt by the Secretary of the Company of a written revocation or duly executed proxy bearing a later date and does not preclude the shareholder from voting in person at the Annual Meeting if he or she so desires. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed. If a shareholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE ELECTION OF EACH OF THE NAMED NOMINEES FOR DIRECTOR, FOR THE APPROVAL OF THE ADOPTION OF THE SMITHFIELD FOODS, INC. 2005 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS AND AGAINST THE SHAREHOLDER PROPOSAL. If necessary, and unless the shares represented by the proxy are voted against the proposals herein, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates, without further notice, in order to solicit and obtain sufficient votes to approve any matters being considered at the Annual Meeting.

This Proxy Statement and the enclosed form of proxy are first being sent to the shareholders on or about July 29, 2005.

VOTING SECURITIES

On July 13, 2005, the record date for determining shareholders entitled to vote at the meeting, 110,834,654 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote. All voting rights are non-cumulative, so that holders of shares representing a majority of the votes cast at the Annual Meeting can elect all of the directors.

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

The election of each nominee for director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome of such matter.

PRINCIPAL SHAREHOLDERS

The only persons known by the Company to beneficially own more than five percent of the Common Stock as of July 13, 2005, are as follows:

	Amount and Nature of Beneficial Ownership (Number of Shares) (1)
Name and Address of Beneficial Owner	Direct		Other		Total		Percent of Class
Barclays Global Investors, N.A. and certain affiliated parties(2) 45 Fremont St. San Francisco, CA 94105	10,589,875	(2)	2,009,907	(2)	12,599,782	(2)	11.4%

(1)  Pursuant to current regulations of the Securities and Exchange Commission (“SEC”), securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares the power to vote (“voting power”) or the power to dispose of (“dispositive power”) the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the “Direct” column are those which are owned and held by such persons as outstanding shares and over which such persons have sole voting power and sole dispositive power. Shares shown under the “Other” column are those subject to other forms of deemed “beneficial ownership” pursuant to the aforesaid regulations, as described in the indicated footnotes.

(2)  On July 11, 2005, Barclays Global Investors, N.A., and certain affiliated parties filed a Schedule 13G with the SEC. In the Schedule 13G, such parties disclose that Barclays Global Investors, N.A. has sole voting power over 8,405,773 shares and sole dispositive power over 9,415,458 shares, Barclays Global Fund Advisors has sole voting power over 926,891 shares and sole dispositive power over 966,510 shares, Barclays Global Investors, LTD has sole voting power over 875,911 shares and sole dispositive power over 1,836,514 shares and Palomino Limited has sole voting and dispositive power over 381,300 shares.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors presently consists of eight directors, who are divided into three classes with staggered terms. The terms of Robert L. Burrus, Jr., Carol T. Crawford and Frank S. Royal, M.D. as directors of the Company will expire at the time of the Annual Meeting. Following the recommendation of the Nominating and Governance Committee, the Board of Directors recommends the re-election of Mr. Burrus, Mrs. Crawford and Dr. Royal to three-year terms.

Although all the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

Information, including their business experience for the past five years, about the nominees for election as directors and about other directors of the Company whose terms of office do not expire this year appears below.

NOMINEES FOR ELECTION TO THREE-YEAR TERMS

Name—Age—Principal Occupation—Other Information	Director Since
Robert L. Burrus, Jr. (70) Chairman and Partner in the law firm of McGuireWoods LLP, Richmond, Virginia	1996

Carol T. Crawford (62) Distinguished Visiting Professor of Law at George Mason University School of Law from January 2000 until June 2001; formerly Commissioner of the U.S. International Trade Commission from 1991 until 2000 and Assistant Attorney General of the United States from 1989 until 1990	2000

Frank S. Royal, M.D. (65) Physician; Director of HCA Inc., SunTrust Banks, Inc., Chesapeake Corporation, Dominion Resources, Inc. and CSX Corporation	2002

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2006 ANNUAL MEETING OF SHAREHOLDERS

Name—Age—Principal Occupation—Other Information	Director Since
Joseph W. Luter, III (66) Chairman of the Board and Chief Executive Officer of the Company since 1975; Chairman of the Board, President and Chief Executive Officer of the Company from June 2000 to October 2001 and prior to May 1995	1975

Wendell H. Murphy (66)

Private Investor; formerly Chairman of the Board and Chief

Executive Officer of Murphy Farms, Inc., Rose Hill, North

Carolina, a hog producer, prior to the Company’s purchase of such business in January 2000

2000(1)

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2007 ANNUAL MEETING OF SHAREHOLDERS

Name—Age—Principal Occupation—Other Information	Director Since
Ray A. Goldberg (78) Moffett Professor of Agriculture and Business, Emeritus, Harvard Business School; Director, Gold Kist Holdings Inc.	1999

John T. Schwieters (65) Vice Chairman of Perseus L.L.C., a merchant bank and private equity fund management company; formerly Managing Partner, Mid-Atlantic Region, Arthur Andersen LLP from 1989 to 2000; Director, Manor Care, Inc. and Danaher Corporation	2001

Melvin O. Wright (77) Advisor to PrimeCorp Finance, a Paris merchant bank; prior to 1992 a senior executive and Director of Dean Witter Reynolds (now Morgan Stanley Dean Witter)	2000

No family relationship exists between any of the nominees for election as directors of the Company. Joseph W. Luter, III is the father of Joseph W. Luter, IV, an executive officer of the Company.

(1)  Mr. Murphy was also a director from 1991 through 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and to provide copies of such reports to the Company. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of the Common Stock have been complied with during the fiscal year ended May 1, 2005, except that Joseph W. Luter, IV, C. Larry Pope, Richard J.M. Poulson and Daniel G. Stevens were each late reporting one stock option grant.

COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following information with respect to beneficial ownership, as of July 13, 2005, of shares of Common Stock is furnished with respect to (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing on page 14 of this Proxy Statement, and (iii) all current directors and executive officers as a group:

	Amount and Nature of Beneficial ownership Number of Shares (1)					Percent of Class
Name	Direct	Other		Total
Robert L. Burrus, Jr.	10,000	1,823	(2)	11,823	(2)	*
Carol T. Crawford	24,400	56,694	(3)	81,094	(3)	*
Jerry H. Godwin	—	150,000	(4)	150,000	(4)	*
Ray A. Goldberg	1,000	414	(5)	1,414	(5)	*
Joseph W. Luter, III	4,704,926	700,950	(6)	5,405,876	(6)	4.9%
Joseph W. Luter, IV	167,500	135,318	(7)	302,868	(7)	*
Wendell H. Murphy	—	4,772,561	(8)	4,772,561	(8)	4.3%
C. Larry Pope	312,000	61,000	(9)	373,000	(9)	*
Frank S. Royal, M.D.	1,000	—		1,000		*
John T. Schwieters	19,000	1,848	(10)	20,848	(10)	*
Joseph B. Sebring	20,900	140,000	(11)	160,900	(11)	*
Melvin O. Wright	30,500	3,809	(12)	34,309	(12)	*
All current directors and executive officers as a group (16 persons)	6,245,424	7,101,848	(13)	13,347,272	(13)	11.9%

* Less than 1% of class

(1)  Pursuant to current regulations of the SEC, securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares voting power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the “Direct” column are those which are owned and held by such person as outstanding shares and over which such person has sole voting power and sole dispositive power. Shares shown under the “Other” column include other forms of “beneficial ownership” pursuant to the aforesaid regulations, as described in the indicated footnotes.

(2)  Includes 1,823 shares held by the trustee of the Smithfield Foods, Inc. Non-Employee Director Deferral Plan (the “Deferral Plan”) in Mr. Burrus’ deferred stock account over which Mr. Burrus has voting control.

(3)  Includes 43,400 shares owned by defined benefit plans of which Mrs. Crawford is a co-trustee, 3,000 shares held by a partnership in which Mrs. Crawford’s husband is a partner, 8,800 shares held by Mrs. Crawford’s husband and 1,000 shares held by Mrs. Crawford as custodian for her grandchildren. Mrs. Crawford disclaims beneficial ownership of these 56,200 shares. Also includes 494 shares held by the trustee of the Deferral Plan in Mrs. Crawford’s deferred stock account over which Mrs. Crawford has voting control.

(4)  Includes 150,000 shares that Mr. Godwin has the right to acquire pursuant to presently exercisable stock options.

(5)  Includes 414 shares held by the trustee of the Deferral Plan in Mr. Goldberg’s deferred stock account over which Mr. Goldberg has voting control.

(6)  Includes 100,000 shares owned by the Smithfield-Luter Foundation of which Mr. Luter is a co-trustee. In March 2002, Mr. Luter established the Smithfield-Luter Foundation, Inc. to fund educational grants for need- based undergraduate scholarships for children of Company employees and contributed 200,000 shares of Common Stock to the foundation. Also includes 950 shares held by Mr. Luter as custodian for his daughter under the Virginia Uniform Transfers to Minors Act. Also includes 600,000 shares that Mr. Luter has the right to acquire pursuant to presently exercisable stock options.

(7)  Includes 14,908 shares held by Mr. Luter, IV as custodian for his son, 11,476 shares held by Mr. Luter, IV as custodian for his daughter and 8,934 shares held by his wife. Also includes 100,000 shares that Mr. Luter, IV has the right to acquire pursuant to presently exercisable stock options.

(8)  Includes 3,000,000 shares held by limited liability companies of which, directly or indirectly, Mr. Murphy is manager and holds the Class A interests, 1,205,011 shares pledged pursuant to variable prepaid forward sales contracts, 3 shares held by a corporation wholly owned by Mr. Murphy, and 567,150 shares held in escrow related to the Company’s purchase of Murphy Farms, Inc. and certain affiliated corporations over which Mr. Murphy has sole voting power but not dispositive power. Also includes 397 shares held by the trustee of the Deferral Plan in Mr. Murphy’s deferred stock account over which Mr. Murphy has voting control.

(9)  Includes 1,000 shares owned by Mr. Pope’s son with respect to which Mr. Pope disclaims beneficial ownership. Also includes 60,000 shares that Mr. Pope has the right to acquire pursuant to presently exercisable stock options.

(10)  Includes 1,848 shares held by the trustee of the Deferral Plan in Mr. Schwieters’ deferred stock account over which Mr. Schwieters has voting control.

(11)  Includes 140,000 shares that Mr. Sebring has the right to acquire pursuant to presently exercisable stock options.

(12)  Includes 1,000 shares owned by Mr. Wright’s wife as trustee for his daughter. Also includes 1,500 shares held by Mr. Wright’s wife as custodian for his grandchildren to which Mr. Wright disclaims beneficial ownership. Also includes 1,309 shares held by the trustee of the Deferral Plan in Mr. Wright’s deferred stock account over which Mr. Wright has voting control.

(13)  Includes 1,070,000 shares subject to presently exercisable stock options.

CORPORATE GOVERNANCE

The primary mission of the Board of Directors is to represent and protect the interests of the Company’s shareholders. The Board of Directors has undertaken a number of corporate governance initiatives in recent years, many of which are discussed below.

Constitution of the Board of Directors

The Company’s Board of Directors currently consists of eight directors. The Board of Directors has determined that five of the Company’s directors (Mrs. Crawford, Dr. Royal and Messrs. Goldberg, Schwieters and Wright) qualify as independent directors in accordance with the listing standards of the New York Stock Exchange (the “NYSE”) because they have no other relationship with the Company. In addition, the Board of Directors has determined that two out of the three members of the Audit Committee (John T. Schwieters and Melvin O. Wright) are “audit committee financial experts” as defined in regulations promulgated by the SEC under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

Committees of the Board of Directors and Meetings

The Board of Directors has four standing committees which met during fiscal 2005: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Pension and Investment Committee. Each of these committees is composed entirely of directors who have been determined by the Board of Directors to be independent under current NYSE standards and operates under a charter approved by the Board of Directors setting out the purposes and responsibilities of the committee. The committees and the Board of Directors periodically review and, as appropriate, revise the committees’ charters to reflect, among other things, changing regulatory developments under the Sarbanes-Oxley Act. The charter for the Audit Committee is attached to this Proxy Statement as Exhibit A. All committee charters are available for review on the Company’s website, www.smithfieldfoods.com. The Board of Directors has also established an Executive Committee which is authorized to exercise the powers of the Board of Directors between Board meetings but did not meet during the past fiscal year.

The table below provides an overview of the membership and responsibilities of all of the committees of the Board of Directors as well as the number of meetings held during fiscal 2005. In addition, the Board of Directors held six meetings during fiscal 2005. All directors attended 75% or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
AUDIT 13 meetings John T. Schwieters, Chairperson Frank S. Royal, M.D. Melvin O. Wright

Oversee the financial reporting process

—     Review financial statements and releases

—     Review significant management judgments affecting financial statements

—     Review quality of accounting principles employed

—     Review adequacy of internal and disclosure controls and procedures

Oversee independent auditors

—     Oversee performance and independence

—     Pre-approve non-audit services

—     Appoint independent auditors

Review scope, methodology and results of the audit of the independent auditors

Oversee the Company’s compliance with Section 404 of the Sarbanes-Oxley Act relative to testing of internal controls

Oversee the internal audit department

Oversee compliance with laws and governmental regulations

—     Oversee administration of the Code of Business Conduct and Ethics

—     Review cases of misconduct

—     Review and oversee related party transactions

Oversee risk assessment and risk management

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
NOMINATING AND GOVERNANCE 5 meetings Frank S. Royal, M.D., Chairperson John T. Schwieters Melvin O. Wright

Guide selection of directors

—     Establish criteria for nominees

—     Review candidate qualifications

—     Recruit desired candidates

Recommend director nominees

Recommend committee membership

Review Governance Guidelines and recommend governance issues to be addressed

Review the Code of Business Conduct and Ethics

Evaluate director performance

Review committee structure and operations

Recommend ways to improve effectiveness of the Board of Directors

Recommend director compensation

COMPENSATION 4 meetings Ray A. Goldberg, Chairperson Carol T. Crawford Frank S. Royal, M.D.

Develop the Company’s philosophy on executive compensation

Establish compensation for the CEO based on its review and approval of corporate and personal goals and objectives and its evaluation of the CEO’s performance in light of those goals and objectives

Review and approve compensation for other executive officers and key personnel

Recommend compensation and benefit plans

Administer cash and equity-based incentive plans

PENSION AND INVESTMENT 7 meetings Melvin O. Wright, Chairperson Carol T. Crawford John T. Schwieters	Oversee the operation and funding of qualified and non-qualified retirement plans Exercise overall responsibility for designing, approving, evaluating and investing the assets of the retirement plans

EXECUTIVE 0 meetings Joseph W. Luter, III, Chairperson Robert L. Burrus, Jr. Wendell H. Murphy	Exercise the powers of the Board of Directors between Board meetings to the extent permitted by law

Governance Guidelines

The Board of Directors has adopted a set of Governance Guidelines reflecting a commitment to maintaining high corporate governance standards. The Nominating and Governance Committee is responsible for reviewing periodically the Governance Guidelines and making recommendations on governance issues that should be addressed by the Board of Directors. The Governance Guidelines are available for review on the Company’s website, www.smithfieldfoods.com. Among other matters, the Governance Guidelines address the following:

•	A majority of the directors shall be independent within the meaning of the listing standards of the NYSE.

•	The Board of Directors is responsible for providing the best example of the Company’s core values of integrity and ethical behavior.

•	The directors meet regularly in executive session without the Chief Executive Officer (or any other directors who are current or former officers of the Company) present. These meetings are chaired by the Chairman of the Nominating and Governance Committee, who functions as the lead outside director.

•	Directors have access to the Company’s management at all times.

•	When a director no longer holds the principal position that he or she held when first elected to the Board of Directors, the Nominating and Governance Committee is to make a recommendation to the Board of Directors regarding the director’s continued service.

•	The Board of Directors conducts an annual review of its own performance.

•	The Chief Executive Officer reports annually to the Compensation Committee on succession planning and makes available on a continuing basis the Chief Executive Officer’s recommendation as to his successor should he be unexpectedly disabled.

Code of Business Conduct and Ethics

The Company maintains a Code of Business Conduct and Ethics (the “Code”) applicable to all of the Company’s employees, officers and directors. The purpose of the Code is to convey the Company’s policies and practices for conducting business in accordance with applicable law and the highest ethical standards. Any waiver of the Code for executive officers or directors will be made only by the Board of Directors or its Audit Committee and will be promptly disclosed. In support of the Code, the Company has provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline. A compliance committee chaired by the Company’s General Counsel administers the Code and requires all directors and executive officers to complete an annual certification relating to ethics and compliance with the law, the Code and other Company policies. The chair of the compliance committee reports periodically to the Audit Committee on the administration of the Code and is required to report promptly any violation of the Code by an executive officer or director to the Chairman of the Audit Committee. The Code was adopted by the Board of Directors and is reviewed periodically by the Nominating and Governance Committee. The Code is available for review on the Company’s website, www.smithfieldfoods.com, and the Company will post any amendments to, or waivers from, the Code on that website. A copy of the Code may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

Policies and Procedures Governing Director Nominations

The Nominating and Governance Committee considers candidates for nomination to the Board of Directors from a number of sources, including recommendations by current members of the Board of Directors and members of management. Current members of the Board of Directors are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Nominating and Governance Committee will also consider director candidates recommended by shareholders of the Company. Shareholders desiring to submit recommendations for director candidates must follow the following procedures:

•	The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended candidate to be considered by the Committee for nomination for election at an upcoming annual meeting of shareholders, the recommendation must be received by the Secretary of the Company not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

•	Such recommendation must be in writing and must include the following initial information: (i) the shareholder’s name and address, number of shares owned and proof of ownership; (ii) the name of the candidate; (iii) the candidate’s résumé or a listing of his or her qualifications to be a director of the Company; (iv) all other information regarding the candidate that would be required to be disclosed in a proxy statement filed with the SEC if the candidate were nominated for election to the Board of Directors; and (v) the candidate’s written consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board of Directors. The Nominating and Governance Committee may subsequently request additional information regarding the candidate.

•	Recommendations must be sent by U.S. Mail, courier or expedited delivery service to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

In evaluating nominees for director, the Nominating and Governance Committee is guided by, among other things, the principles for Board composition expressed in the Governance Guidelines, which include the following objectives:

•	The Board should be composed of qualified, dedicated and highly regarded individuals who have experience relevant to the Company’s operations and who understand the complexities of the Company’s business environment.

•	The Board should endeavor to maintain a “balanced” membership, with representation of relevant areas of experience, types of expertise and backgrounds.

The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet, but rather, in identifying and evaluating candidates for nomination, the Committee considers, in addition to the objectives set out in the Governance Guidelines, whether the candidate (i) demonstrates high ethical standards and accountability, (ii) has demonstrated substantial achievement and leadership in business, government, academic or other relevant fields, (iii) is dedicated to exercising independent and informed business judgment, (iv) is prepared and able to participate fully in Board activities, including service on committees, and (v) is not engaged in any activity adverse to, and does not serve on the board of another company whose interests are adverse to, or in conflict with, the Company’s interests. The Nominating and Governance Committee may also consider other factors such as whether the candidate is independent within the meaning of the listing standards of the NYSE and whether the candidate meets any additional requirements for service on the Audit Committee. The Nominating and Governance Committee does not intend to evaluate candidates recommended by shareholders any differently than other candidates.

Shareholder Communications with the Board of Directors

Shareholders may communicate by mail with all or selected members of the Board of Directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title (for example, “Chairman of the Nominating and Governance Committee” or “All Non-Management Directors”). All such correspondence should be sent c/o Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430 and must state the number of shares beneficially owned by the shareholder making the communication.

Executive Sessions of Independent Directors

In accordance with the Governance Guidelines, the independent members of the Board of Directors meet in executive session at least twice a year. These meetings are chaired by the Chairman of the Nominating and Governance Committee (currently Frank S. Royal, M.D.).

Attendance at Annual Meeting

It is the policy of the Company that directors should attend annual meetings of the shareholders. A regular meeting of the Board of Directors is scheduled in conjunction with the annual meeting. All directors attended the 2004 annual meeting of shareholders.

Director Compensation

Directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $25,000, an additional annual retainer of $5,000 for each committee chairperson, $6,000 for each board meeting attended, $1,500 for each committee meeting attended if the committee meeting was not held in connection with, or on the same day as, a board meeting, and $1,000 for each telephonic board meeting attended, plus reimbursement of travel expenses incurred in connection with such attendance. If multiple committees with the same membership meet on the same day, only one meeting fee is paid. Each non-employee director has the ability to participate in the Company’s 2004 Non-Employee Director Deferral Plan which allows participating non-employee directors to defer receipt of a portion or all of the retainer and meeting fees the Company provides for Board services and receive such retainer and meeting fees in the future as shares of the Common Stock.

If the Company’s shareholders approve the adoption of the Smithfield Foods, Inc. 2005 Non-Employee Directors Stock Incentive Plan (Proposal #2), each non-employee director will receive a deferred stock grant consisting of 2,000 stock units. Each stock unit will entitle the director to receive one share of the Common Stock. For additional information on the proposed 2005 Non-Employee Directors Stock Incentive Plan and the benefits that would be available under it to the Company’s non-employee directors, see “Proposal 2: Approval of the Smithfield Foods, Inc. 2005 Non-Employee Directors Stock Incentive Plan” on page 24.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter (Exhibit A), adopted by the Board of Directors. Each of the members of the Audit Committee is “independent” as defined by the current listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting and issuing its reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee meets privately with both the internal and independent auditors, each of whom has unrestricted access to the committee. The Audit Committee also selects the Company’s independent auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required of auditors to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 1, 2005 for filing with the Securities and Exchange Commission. The Audit Committee also selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending April 30, 2006.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by Ernst & Young LLP has been carried out in accordance with generally accepted auditing standards.

The Audit Committee also pre-approves all audit services and permitted non-audit services to be performed by the independent auditors. The Audit Committee has delegated authority for pre-approval between meetings to the Chairman of the Audit Committee, provided any decision to grant pre-approval is presented to the full Audit Committee at its next scheduled meeting.

Audit Committee

John T. Schwieters, Chairman

Frank S. Royal, M.D.

Melvin O. Wright

EXECUTIVE COMPENSATION

The table below sets forth, for the fiscal years ended May 1, 2005, May 2, 2004 and April 27, 2003, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who on May 1, 2005, were the Company’s Chief Executive Officer and the next four most highly compensated executive officers (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation (1)			Long-Term Compensation Awards	All Other Compensation ($)(2)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options/SARS (#)
Joseph W. Luter, III Chairman of the Board and Chief Executive Officer	2005 2004 2003	850,000 850,000 850,000	9,860,713 6,609,055 698,429	— — —	91,421 240,390 314,765
C. Larry Pope President and Chief Operating Officer	2005 2004 2003	700,000 700,000 700,000	4,930,356 3,304,528 349,215	50,000 — 50,000	— — —
Joseph W. Luter, IV President of Smithfield Packing Company	2005 2004 2003	610,000 600,000 600,000	2,465,178 1,652,264 174,607	25,000 — 20,000	— — —
Jerry H. Godwin President of Murphy-Brown LLC	2005 2004 2003	750,000 750,000 750,000	1,418,521 262,131 615,446	— — 30,000	— — —
Joseph B. Sebring President of John Morrell & Co.	2005 2004 2003	620,000 620,000 620,000	1,511,967 1,724,361 1,967,147	— — —	— — —

(1)  While the Named Executive Officers received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits is not indicated since they did not exceed the lesser of $50,000 or 10% of the individual’s salary and bonus in any year.

(2)  Reflects the economic benefit to Mr. Luter of the portion of the premiums previously paid by the Company under split dollar life insurance agreements between the Company and certain irrevocable trusts established by Mr. Luter. This arrangement was designed so that if certain assumptions made as to investment performance, continuation of the agreements and other factors were realized, the Company would recover such premiums upon the earlier of Mr. Luter’s death or the termination of the agreements. The arrangement included a compensatory element attributable to the Company’s costs for advancing the premiums. No premiums have been paid by the Company under this arrangement since the enactment of the Sarbanes-Oxley Act in July 2002. The benefit for fiscal 2005 was determined by calculating the time value of money (using the applicable short term federal funds rate) of the premiums previously paid by the Company for the period commencing on May 2, 2004 until June 30, 2004, the date on which the agreements were terminated and the life insurance policies were assigned to the Company in satisfaction of the Company’s right to receive the cash surrender value of the policies. See “Other Transactions” elsewhere in this Proxy Statement. Under the terms of the agreements, the Company was entitled to terminate the agreements at any time and receive the lesser of the aggregate premiums previously paid by the Company or the cash surrender value of the life insurance policies held by the trusts.

The table below sets forth additional information concerning individual grants of stock options made under the Company’s 1998 Stock Incentive Plan during the last completed fiscal year to any of the Named Executive Officers.

Option Grants In Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name						5% ($)	10% ($)
C. Larry Pope	50,000	(2)	20.83%	30.00	5/24/14	741,359	2,068,989

Joseph W. Luter, IV	25,000	(2)	10.42%	30.00	5/24/14	370,679	1,034,495

(1)  The potential realizable values in the table assume that the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates of 5% and 10%, respectively. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated in the table.

(2)  The options awarded to Messrs. Pope and Luter, IV were granted on May 24, 2004, and will become exercisable on the fifth anniversary of the grant date. The options were granted with an exercise price equal to approximately 109% of the market price of the Common Stock at the time of grant.

The table below sets forth information with respect to option exercises during fiscal 2005 and the number and value of options held at May 1, 2005 by each of the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Unexercised Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY End (#) Exercisable/Unexercisable	Value (1) of Unexercised In-The-Money (2) Options at FY End ($) Exercisable/Unexercisable
Joseph W. Luter, III	—	—	0/2,000,000	0/26,016,000
C. Larry Pope	—	—	0/300,000	0/3,024,800
Joseph W. Luter, IV	—	—	0/245,000	0/2,939,700
Jerry H. Godwin	—	—	0/240,000	0/3,557,400
Joseph B. Sebring	100,000	2,033,290	100,000/40,000	1,639,000/681,600

(1)  The dollar values are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at fiscal year-end. In each case, fair market value has been based on the last sales price of the Common Stock as reported by the NYSE on the relevant date.

(2)  Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.

The table below sets forth information with respect to securities issuable, or available for issuance, under the Company’s equity compensation plans as of May 1, 2005.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,114,000		$16.90		3,233,000

Equity compensation plans not approved by security holders	6,285	(1)	$0	(1)	93,715	(1)

Total	4,120,285		$16.87		3,326,715

(1)  The Smithfield Foods, Inc. 2004 Non-Employee Director Deferral Plan (the “Deferral Plan”) allows non-employee directors to defer receipt of a portion or all of the retainer and meeting fees the Company provides for Board services and receive such retainer and meeting fees in the future as shares of Common Stock. The Company currently intends to continue acquiring the shares of Common Stock for the Deferral Plan through market acquisitions. The shares of Common Stock accumulated by a non-employee director under the Deferral Plan will be distributed in a single lump sum or in annual installments of up to 10 years once such non-employee director ceases to be a director of the Company. If the Company’s shareholders approve the adoption of the Smithfield Foods, Inc. 2005 Non-Employee Directors Stock Incentive Plan (Proposal #2), the Deferral Plan will be merged into such plan and no shares of Common Stock will be distributable under the Deferral Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is composed of three directors, each of whom is independent, as defined by the New York Stock Exchange. The Compensation Committee’s primary responsibility is to develop and oversee the implementation of the Company’s philosophy with respect to the compensation of executive officers and other key employees. The Compensation Committee has the overall responsibility for designing, reviewing, evaluating and approving the Company’s executive compensation plans, policies and programs for the Company’s executive officers and other significant employees. The Compensation Committee reports to the full Board of Directors on all matters within the Committee’s responsibilities but retains independent authority for the matters under its jurisdiction.

Smithfield Foods Compensation Philosophy

The Compensation Committee believes that long-term corporate performance and, in turn, shareholder value are enhanced by aligning the goals of the Company’s key employees, including its executive officers, with the financial interests of its shareholders. Performance-based incentive pay programs, applied in a balanced and cost-effective manner and closely tied to company-wide, business unit and/or individual performance, can be a powerful and effective tool to advance the business interests of the corporation. Accordingly, the Compensation Committee and the Company adhere to the concept of pay-for-performance, particularly through profit sharing arrangements for senior executives. As discussed more fully below, a significant portion of the total compensation of the Company’s key employees is performance-based and can vary widely from one year to the next, depending on Company or business unit performance and the volatile nature of an agricultural commodity-based industry. We believe that these profit sharing arrangements have been very effective in focusing our key employees on bottom line results that deliver value to our shareholders. These arrangements have also been effective in attracting and retaining top talent in a highly competitive global industry.

Internal Revenue Code Section 162(m) contains a provision that limits the deductibility for federal income tax purposes of certain compensation paid to named executive officers. Section 162(m) disallows the deductibility of certain compensation paid to these officers in excess of $1 million per year unless the payments meet the requirements of that provision. It is generally the Compensation Committee’s policy that performance-based components of the Company’s compensation program be deductible for federal income tax purposes under Section 162(m).

Principal Components of the Compensation Program

Compensation for the Company’s key employees consists of three principal components: base salary; short-term incentive compensation; and long-term incentive compensation. The short-term incentive compensation programs are cash-based and generally tied to the annual financial performance of the Company or the key employee’s business unit, usually based on profits (calculated before deduction for income taxes and incentive payments due to key employees). The long-term incentive compensation program is tied to the value of the Company’s stock through stock options. The Company encourages its executives to own stock of the Company and the long-term incentive compensation is designed in part to promote that objective.

The relative levels of base salary for executive officers are designed to reflect each executive officer’s scope of responsibility and accountability within the Company. Base salaries are generally established at levels sufficient to attract and retain an effective management team when considered in combination with the performance-based components of the program. The base salaries of most of the Company’s executive officers remained unchanged for fiscal 2005 as compared to the previous year.

The principal short-term incentive for key employees is the performance-based cash bonus paid at fiscal year end. For the Chief Executive Officer and most other executive officers, these awards are made under the performance award component of the 1998 Stock Incentive Plan and utilize formulas set by the Committee at the beginning of the year, generally based on profits (either company-wide or for a particular subsidiary, as the Committee finds most appropriate given the duties of the executive officer). The cash bonus paid to the Company’s Hog Production Group president, Mr. Godwin, is tied to his ability to control raising costs. In all cases, bonus awards may be subject to adjustment downward at the Committee’s discretion based on an officer’s individual performance. Prior to fiscal 2004, the Company’s executive officers typically were paid performance bonuses beginning with the first dollar of profits earned. However, in recognition of the Company’s significant growth in recent years, beginning in fiscal 2004 those officers whose bonuses are tied solely to company-wide profits (including Messrs. Luter III and Pope) receive no performance bonuses unless the Company’s pre-tax income exceeds $100 million. Beginning in fiscal 2006, all but one of those officers whose bonuses are tied solely to subsidiary profits (including Mr. Sebring) will receive no performance bonuses under the 1998 Stock Incentive Plan unless the subsidiary’s profits exceed $20 million. Mr. Luter IV’s performance bonus is based on either Company-wide profits or subsidiary profits but in either case will be subject to the minimum thresholds described above beginning in fiscal 2006. In addition to his bonus under the 1998 Stock Incentive Plan, Mr. Sebring also received a supplemental bonus for fiscal 2005.

Bonus awards for the Company’s remaining executive officers are based primarily on individual performance, as evaluated by the Chief Executive Officer and reviewed by the Committee, with consideration given to the Company’s financial performance measured principally in terms of its profits.

Consistent with the Company’s policy that a substantial portion of executive compensation be based on performance, bonus awards for executive officers in recent years have ranged from 0% to 92% of an executive officer’s total cash compensation depending on Company, relevant subsidiary and individual performance. As a percentage of total cash compensation, bonus awards averaged approximately 80% for executive officers in fiscal 2005 as compared to 72% and 58% in fiscal years 2004 and 2003, respectively.

Long-term incentives are provided in the form of stock options, awarded from time to time under the Company’s shareholder-approved stock option plans. The ultimate value to the employee of the stock options is dependent on the market price of the Common Stock. The Company’s stock option program ties the employee’s economic interests directly to increases in stock value. The Committee determines the amount and terms of stock option grants based on a number of factors. In evaluating management’s recommendations for the recipients and size of stock option awards, the Committee considers the level of incentive already provided by the size and status of prior grants, and a subjective evaluation of the employee’s potential contribution to the Company’s future success. During fiscal 2005, 16 eligible employees (including five executive officers) were awarded stock options to acquire a total of 240,000 shares of Common Stock. The exercise price of the stock options awarded during fiscal 2005 was approximately 109% of the market price of the Common Stock at the time of grant. It has been the Company’s policy since fiscal 2003 to record compensation expense for new option grants.

Other Components of Executive Compensation

Most salaried employees, including all but one of the executive officers, whose salaries exceed $200,000 per year are eligible to participate in the non-qualified supplemental pension plan described elsewhere in this Proxy Statement. The supplemental plan replaces benefits lost under the Company’s qualified pension plans due to the compensation and benefit limits imposed by the Internal Revenue Code.

In addition, the Company provides a limited number of perquisites to its executive officers. The Committee believes that the perquisites are reasonable and consistent with the overall executive compensation program. These perquisites may include such personal benefits as (i) limited personal use of Company aircraft, (ii) use of a car leased by the Company, including all operating and maintenance costs and (iii) limited personal use of Company-owned properties.

CEO Compensation

The Compensation Committee determined the compensation of Joseph W. Luter, III, Chairman of the Board and Chief Executive Officer of the Company, for fiscal 2005 in accordance with the guidelines described above. As it did with most of the Company’s other executive officers, the Committee left Mr. Luter’s base salary for fiscal 2005 unchanged from the prior year. In fact, Mr. Luter’s base salary has not increased since May 2000, reflecting the Committee’s belief that the significant part of his compensation should be performance-based.

Mr. Luter received a performance award for fiscal 2005 paid pursuant to the Company’s 1998 Stock Incentive Plan. The Compensation Committee believes that the strong emphasis on incentive compensation for Mr. Luter resulting from the performance award operates as an appropriate inducement for him to direct efforts at increasing company-wide profits. Under the performance award formula established at the beginning of fiscal

2005, Mr. Luter received no cash bonus on the first $100 million of the Company’s fiscal 2005 profits (i.e., net income before deduction for income taxes and incentive payments due to key employees). He received a cash bonus equal to 2% of profits in excess of $100 million and less than $300 million and 3% of profits in excess of $300 million. Reflective of the record level of profits achieved by the Company in fiscal 2005, Mr. Luter’s cash bonus represented approximately 92% of his total cash compensation in 2005. In recognition of the Company’s significant growth in recent years, the Compensation Committee has set Mr. Luter’s performance award for fiscal 2006 at 2% of profits in excess of $100 million and less than $400 million and 3% of profits in excess of $400 million.

Because of the long-term incentives provided by Mr. Luter’s existing stock ownership and a grant of stock options made to him in fiscal 2002, Mr. Luter was awarded no stock options during fiscal 2005.

In 1997, the Company entered into split dollar life insurance agreements with two irrevocable trusts established by Mr. Luter. The Company has paid no premiums under this arrangement since the enactment of the Sarbanes-Oxley Act in July 2002, but the compensatory benefit to Mr. Luter attributable to the Company’s having previously advanced a portion of the premiums was $91,421 in fiscal 2005 compared to $240,390 in fiscal 2004 and $314,765 in fiscal 2003, as discussed more fully in note 2 to the Summary Compensation Table on page 14. Effective June 30, 2004, the agreements were terminated and the life insurance policies were assigned to the Company in satisfaction of the Company’s right to receive the cash surrender value of the policies, as discussed more fully in “Other Transactions” on page 23.

The Committee believes that the total compensation paid to Mr. Luter for fiscal 2005 was fair and reasonable based on his performance as Chairman of the Board and Chief Executive Officer and in light of the overall performance of the Company. Because of the substantial percentage of Mr. Luter’s compensation that is based solely on profits of the Company, the Committee also believes that Mr. Luter’s compensation continues to reflect the Company’s philosophy of pay-for-performance.

Robert L. Burrus, Jr., served on the Committee until September 1, 2004 and during such period participated in the determination of base salaries, performance-based bonus formulas and stock option awards for fiscal 2005.

Compensation Committee

Ray A. Goldberg, Chairman

Robert L. Burrus, Jr.

Carol T. Crawford

Frank S. Royal, M.D.

PERFORMANCE GRAPH

The graph below presents a comparison of the Company’s five-year cumulative total return on the Common Stock with the Meat Packing Index (SIC Code 2011) and the S&P 500 Index, each prepared by Hemscott, Inc., assuming that investments of $100 were made on April 29, 2000 and that dividends were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG SMITHFIELD FOODS, INC.,

MEAT PACKING INDEX AND S&P 500 INDEX

	4/29/2000	4/28/2001	4/27/2002	4/26/2003	5/1/2004	4/30/2005
SMITHFIELD FOODS, INC.	100.00	171.59	197.07	176.61	249.62	283.96
MEAT PACKING INDEX	100.00	118.76	145.53	132.97	179.25	193.44
S&P 500 INDEX	100.00	87.03	76.04	65.92	81.00	86.13

PENSION PLANS

The Company and its subsidiaries sponsor four pension plans covering the Company’s salaried employees. The Company, Gwaltney of Smithfield, Ltd., Patrick Cudahy Incorporated, The Smithfield Packing Company, Incorporated and Murphy-Brown LLC and subsidiaries maintain a qualified non-contributory pension plan covering their salaried employees (the “Company Plan”). Similar plans cover salaried employees of John Morrell & Co. (the “John Morrell Plan”) and Farmland Foods, Inc. The salaried employees participating in the Company Plan and the John Morrell Plan whose salaries exceed $200,000 per year are also covered by a nonqualified Supplemental Pension Plan (the “Supplemental Plan”).

The qualified plans provide for retirement benefits which generally are a function of a participant’s average remuneration during his or her highest five consecutive calendar years of the last ten years of employment and aggregate years of service. The Supplemental Plan replaces benefits lost under the qualified plans due to the imposition of the Internal Revenue Code compensation and benefit limits. These Supplemental Plan benefits are calculated using the Company Plan’s benefit formula, reduced by the benefits payable under the Company Plan and/or the John Morrell Plan.

The following table shows the estimated annual straight-life annuity benefit payable from either the Company Plan or the John Morrell Plan plus the Supplemental Plan, upon retirement at age 65 in 2005, based on the specific remuneration and years of service classifications set forth below.

PENSION PLAN TABLE

	Selected Years of Service
Average Remuneration	15	20	25	30	35	40
$500,000	120,000	160,000	200,000	240,000	280,000	320,000
750,000	180,000	250,000	310,000	370,000	430,000	490,000
1,000,000	250,000	330,000	410,000	500,000	580,000	660,000
1,500,000	380,000	500,000	630,000	750,000	880,000	1,000,000
2,000,000	500,000	670,000	840,000	1,010,000	1,170,000	1,340,000
3,000,000	760,000	1,010,000	1,260,000	1,520,000	1,770,000	2,020,000
5,000,000	1,270,000	1,690,000	2,110,000	2,540,000	2,960,000	3,380,000
7,500,000	1,910,000	2,540,000	3,180,000	3,810,000	4,450,000	5,080,000
10,000,000	2,540,000	3,390,000	4,240,000	5,090,000	5,930,000	6,780,000
12,500,000	3,180,000	4,240,000	5,300,000	6,360,000	7,420,000	8,480,000
15,000,000	3,820,000	5,090,000	6,360,000	7,640,000	8,910,000	10,180,000

The remuneration covered by the Supplemental Plan consists of the cash compensation disclosed in the annual compensation reported in the Summary Compensation Table, except that it is determined on a calendar year basis. The average remuneration above is the average of the five highest calendar years’ cash compensation during the last ten years of a participant’s career.

As of May 1, 2005, Messrs. Luter, III, Pope, Luter, IV and Godwin are credited with 37, 23, 10 and 10 years of service, respectively, under the Company Plan and the Supplemental Plan. Mr. Sebring is credited with 11 years of service under the John Morrell Plan and the Supplemental Plan. The benefits shown in the table are not subject to any reduction for benefits paid from other sources, including Social Security.

OTHER TRANSACTIONS

In connection with the Company’s January 2000 acquisition of Murphy Farms, Inc. and certain affiliated companies, the Company entered into a registration rights agreement and a shareholders agreement with the former Murphy Farms shareholders, which consisted of Wendell H. Murphy, a director of the Company, and the following members of his family: Wendell H. Murphy, Jr., Wendy Murphy Crumpler, Harry D. Murphy, Marc D. Murphy, Stratton K. Murphy, Angela Brown and Joyce M. Minchew (collectively, the “Former Murphy Farms Shareholders”). The registration rights agreement entitled the Former Murphy Farms Shareholders to have the Company register public resales of the shares of Common Stock they received in the acquisition in connection with certain registered offerings by the Company. Under the shareholders agreement, the Former Murphy Farms Shareholders agreed to limitations on their transfer of Common Stock and further agreed not to take certain actions, including (i) initiating or participating in certain proxy contests, (ii) opposing management proposals presented at a shareholders meeting or (iii) acquiring or substantially affecting control of the Company. Both of these agreements expired in January 2005. Prior to their expiration, these agreements may have caused the Former Murphy Farms Shareholders to constitute a “group” for purposes of the reporting requirements of the Exchange Act. Collectively, the Former Murphy Farms Shareholders beneficially own more than 5% of the outstanding Common Stock.

The Company has business relationships with certain entities owned in whole or part by Wendell H. Murphy, a director, and the other Former Murphy Farms Shareholders. Each of these entities owns farms that either produce and sell hogs to the Company or produce and sell feed ingredients to the Company. The Company advances associated farm and other support costs to most of these entities for which it is subsequently reimbursed. The ownership of these entities and the amounts of their transactions with the Company during fiscal 2005 is set forth below. Wendell H. Murphy holds a 43% interest in Arrowhead Farms, Inc. to which the Company made $1,147,306 in payments. Wendell H. Murphy holds a 1% interest and Wendell H. Murphy, Jr. holds a 99% interest in DM Farms of Rose Hill LLC to which the Company made payments of $22,240,271 and from which the Company received payments of approximately $11,100,000. Wendell H. Murphy, Jr. and Wendy Murphy Crumpler each have a 40% interest in Enviro-Tech Farms, Inc. to which the Company made payments of $3,518,290 and from which the Company received payments of $1,357,647. Wendell H. Murphy, Jr. holds a 29% interest in Golden Farms, Inc. and a 50% interest in Lisbon 1 Farm, Inc. to which the Company made payments of $1,212,174 and $1,213,122, respectively. Wendell H. Murphy, Jr. holds a 51% interest in Triumph Associates LLC to which the Company made payments of approximately $200,000 and from which the Company received payments of approximately $1,400,000. The Former Murphy Farms Shareholders collectively own all of the interest in MurFam Enterprises LLC to which the Company made payments of $187,341 and from which the Company received payments of $126,894. Marc D. Murphy and Stratton K. Murphy each have a 35% interest and Harry D. Murphy has a 30% interest in Murphy-Honour Farms, Inc. to which the Company made payments of $2,345,709 and from which the Company received payments of $823,678. Harry D. Murphy has a 49% interest and Marc D. Murphy and Stratton K. Murphy each have a 25.5% interest in PSM Associates to which the Company made payments of $3,542,250 and from which the Company received payments of $1,510,694. Wendy M. Crumpler and, her husband, Kelly Crumpler, each have a 50% interest in Pure Country Farms, LLC to which the Company made payments of $2,473,173 and from which the Company received payments of $984,128. Wendy M. Crumpler and Wendell H. Murphy Jr. each have a 50% interest in Stantonsburg Farm, Inc. and a 37.5% interest in Webber Farms, Inc. to which the Company made payments of $507,644 and $2,528,190, respectively, and from which the Company received payments of $0 and $146,380, respectively. The Company believes that the terms of the foregoing arrangements were no less favorable to the Company than if entered into with unaffiliated parties.

In connection with the Company’s October 2001 acquisition of Packerland Holdings, Inc., the Company entered into a registration rights agreement and a shareholders agreement with the former Packerland shareholders, which include Richard V. Vesta, now an executive officer of the Company. The registration rights agreement entitled the former Packerland shareholders to have the Company register public resales of the shares of Common Stock they received in the acquisition in connection with certain registered offerings by the Company. Under the shareholders agreement, the former Packerland shareholders agreed to limitations on their transfer of Common Stock and further agreed not to take certain actions, including (i) initiating or participating in certain proxy contests or (ii) opposing management proposals presented at a shareholders meeting. Both of these agreements expired in October 2004.

Jerry H. Godwin, an executive officer, holds a 33% ownership interest in JCT LLC. JCT owns certain farms that produce hogs under contract with Murphy-Brown LLC, a subsidiary of the Company. In fiscal 2005, the Company made payments totaling $7,500,277 to JCT for the production of hogs and received payments totaling $4,562,528 from JCT for reimbursement of associated farm and other support costs. In addition, during fiscal 2004 the Company advanced funds to JCT for repairs at certain JCT sites which were damaged by Hurricane Isabel. This is a standard practice by Murphy-Brown for contract farmers that have experienced disasters. The largest aggregate amount outstanding during fiscal 2005 for these non-interest accruing advances was approximately $1,852,278 on August 1, 2004. All of these advances were repaid during fiscal 2005. The Company believes that the terms of the foregoing arrangements were no less favorable to the Company than if entered into with unaffiliated parties.

On August 2, 2004, Murphy-Brown repaid the entire $869,068 it owed Jerry H. Godwin under a note bearing interest at the Wachovia Bank prime lending rate. Such amount constituted the largest amount outstanding under the note during fiscal 2005.

In 1997, the Company entered into split-dollar life insurance agreements with two irrevocable trusts established by Joseph W. Luter, III, the Chief Executive Officer of the Company. Under the terms of those agreements, the Company advanced a portion of the premiums payable under certain life insurance policies owned by the trusts and payable to the trusts upon Mr. Luter’s death. No premiums have been paid under the agreements since the enactment of the Sarbanes-Oxley Act in July 2002. The Company was entitled to terminate the agreements at any time and receive the lesser of the aggregate premiums previously paid by the Company and the cash surrender value of the life insurance policies. The Company was granted a security interest in the cash surrender value and death benefits of the policies equal to the sum of all premiums paid by the Company. Effective June 30, 2004, the agreements were terminated and the life insurance policies were assigned to the Company in satisfaction of the Company’s right to receive the cash surrender value of the policies. At the time of the termination, the cash surrender value of the policies was $14,158,837, which was $2,899,717 less than the aggregate premiums previously paid by the Company.

Jason Seely, the son of Timothy A. Seely, a current officer and former executive officer of the Company, serves as the Company’s Director of Sales, Pre-cooked Foods, for the Smithfield Deli Group. In fiscal 2005, his salary and bonus totaled $132,560.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Robert L. Burrus, Jr., a director of the Company and a member of the Compensation Committee during a portion of fiscal 2005, is a partner in the law firm of McGuireWoods LLP, which has provided legal services to the Company on a regular basis since 1985.

PROPOSAL 2

APPROVAL OF THE SMITHFIELD FOODS, INC.

2005 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN

The Board of Directors of the Company has approved and adopted the Smithfield Foods, Inc. 2005 Non-Employee Directors Stock Incentive Plan (the “Directors Plan”) effective January 14, 2005 and directed that it be submitted to shareholders for approval. The Directors Plan is intended to provide a means for the Board of Directors of the Company to pay its non-employee directors in Common Stock. The Directors Plan also allows such directors to defer receipt of compensation until a future date, if desired.

The principal features of the Directors Plan are summarized below. The summary is qualified by reference to the complete text of the Directors Plan, which is attached as Exhibit B.

General

The Company’s Board of Directors will administer and interpret the Directors Plan. The Directors Plan authorizes the reservation of 300,000 shares of Common Stock for distribution to non-employee directors as deferred stock grants, fee deferrals and restricted stock, as described below. The number and kind of shares that may be distributed under the Directors Plan will be appropriately adjusted by the Board of Directors in the event of a stock dividend, stock split or combination of shares, recapitalization or other similar event affecting the Common Stock. Participants in the Directors Plan will pay no consideration for deferred stock or restricted stock grants; however, they will be able to defer retainer and meeting fees that they would otherwise be entitled to receive in cash and have such fees credited to stock unit accounts, as described below.

Eligibility

All present and future members of the Company’s Board of Directors who are not employees of the Company or any subsidiary of the Company are eligible to participate in the Directors Plan. Currently, the Company has seven non-employee directors who are eligible to participate in the Directors Plan.

Deferred Stock Grants

A deferred stock grant consists of a number of stock units determined by the Board of Directors. Each stock unit awarded will entitle the participant to receive one share of Common Stock. An initial deferred stock grant of 1,000 stock units was made to each non-employee director as of the effective date of the Directors Plan (January 19, 2005), subject to shareholder approval of the plan. Additional deferred stock grants of 1,000 stock units will be made to each non-employee director immediately after each annual meeting of shareholders, beginning with the 2005 annual meeting of shareholders. The Board of Directors may modify the amount or timing of such additional deferred stock grants at any time.

Fee Deferrals

Currently, the Company allows its non-employee directors to elect to defer the payment of 25%, 50%, 75% or 100% of their directors fees pursuant to the Smithfield Foods, Inc. Non-Employee Director Deferral Plan (the “Deferral Plan”) adopted by the Company’s Board of Directors in September 2004. Such deferrals are credited to the non-employee director’s account in the form of stock units. Each stock unit entitles the participant to receive one share of the Common Stock. If the Directors Plan is approved by the shareholders, the Directors Plan will assume all obligations and elections under the Deferral Plan. Upon such assumption, the Deferral Plan will be deemed merged into the Directors Plan and no shares of Common Stock will be distributable under the Deferral Plan.

Under the Directors Plan (which will operate similarly to the Deferral Plan), on the date when fees would otherwise be payable to a non-employee director, the Company will transfer to each participating non-employee director a number of stock units equal to the amount of fees such non-employee director has elected to defer divided by the closing price of the Common Stock as reported in the Wall Street Journal on the date prior to the date on which payment of the fees would have been paid.

Stock Unit Accounts

All stock units held in the participants’ accounts will be credited with hypothetical cash dividends equal to the cash dividends declared and paid on the Common Stock. The hypothetical cash dividends will be converted to stock units by dividing the amount of the dividends by the closing price of the Common Stock (as reported in the Wall Street Journal) on the trading day preceding the Company’s dividend payment date. Stock units may not be transferred or encumbered.

Distributions

Based on the non-employee director’s prior election, distributions from the accounts will commence on the director’s separation from service from the Board of Directors for any reason (including resignation or death) or a specified number of years (between one and five) following the director’s separation from service. A director may also elect to have distributions commence upon a change in control (as defined in the Directors Plan). Distributions will be made in a single lump sum or in annual installments of up to 10 years, as previously elected by the director. In the absence of an election, distributions will be made in a lump sum upon the director’s separation from service. Under certain conditions, a director who has previously elected to have distributions commence upon separation from service (or who has made no election) may make a subsequent election to delay the commencement of distributions for five years. No acceleration of distributions is permitted. The payment of stock units will be made in shares of Common Stock. The payment of deemed investments (as discussed below) will be made in cash.

Diversification of Investments

While a non-employee director is a member of the Board of Directors, all of the director’s benefits under the Directors Plan will be maintained in stock units. Following separation from service, a director may elect to transfer all or any part of his or her stock units into one or more deemed investments approved from time to time by the Nominating and Governance Committee. Such transfers and any further reallocations among stock units and deemed investments may be made subject to restrictions determined appropriate by the Nominating and Governance Committee.

Trust

The Company may issue or contribute to a trust a number of shares of Common Stock equal to the number of stock units held in participants’ accounts. The Company may also contribute to the trust cash in the amount of the fees deferred by participating directors. The trust will secure the Company’s obligation to pay shares of

Common Stock or cash to the participating directors; however, the trust and its assets will be subject to the claims of the Company’s creditors. A participating director will have the right to direct the trustee as to the voting of a number of shares held in the trust equal to the number of stock units held in such director’s account.

Restricted Stock Grants

The Directors Plan permits the award of restricted stock to non-employee directors. The Board has the power and complete discretion to select non-employee directors to receive such awards, the terms and conditions of such awards, the nature of such awards and the number of shares to be allocated as part of such awards. Restrictions conditioned on continued service and the passage of time will not expire less than three years from the date of grant of the restricted stock except in the case of disability, death or the occurrence of a change in control. Shares of restricted stock may not be transferred or encumbered until the restrictions thereon have lapsed. A non-employee director will have all of the rights of a shareholder with respect to shares of restricted stock including, but not limited to, the right to vote such shares and the right to receive all dividends and other distributions paid thereon.

Amendment and Termination

The Board of Directors may amend or terminate the Directors Plan, provided such amendment or termination would not adversely affect a non-employee director with respect to any benefit previously deferred under the plan and, provided further, that any such amendment is approved by the Company’s shareholders to the extent required by applicable law or stock exchange regulation. Unless earlier terminated by the Board of Directors, the Directors Plan will terminate automatically on January 19, 2015.

New Plan Benefits

The following table shows the number of deferred stock units that will be granted under the Directors Plan as of the effective date of the plan (January 19, 2005) and, pursuant to the current program approved by the Board of Directors, immediately after each annual meeting of shareholders beginning with the 2005 annual meeting of shareholders, all subject to the approval of the Directors Plan by the Company’s shareholders. The Board may modify the amount or timing of the annual deferred stock grants at any time. The table also shows the value of stock units that are expected to be received by participants under the Directors Plan during the one-year period following the Annual Meeting as a result of the deferral of directors’ retainer and meeting fees. No other incentive awards have been approved for grant under the Directors Plan or otherwise provided for and are therefore not determinable at this time.

2005 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN BENEFITS

Name and Position	Deferred Stock Units Awarded as of Effective Date (#)	Deferred Stock Units Awarded After Each Annual Meeting of Shareholders (#)	Value of Stock Units Received as a Result of Fee Deferrals (1)
Joseph W. Luter, III	-0-	-0-	-0-
C. Larry Pope	-0-	-0-	-0-
Joseph W. Luter, IV	-0-	-0-	-0-
Jerry H. Godwin	-0-	-0-	-0-
Joseph B. Sebring	-0-	-0-	-0-
Executive Group	-0-	-0-	-0-
Non-Executive Director Group	7,000	7,000	$244,500
Non-Executive Officer Employee Group	-0-	-0-	-0-

(1)  Represents the dollar value of stock units that would be received by participating directors under the Directors Plan during the one-year period following the Annual Meeting as a result of the deferral of directors’ retainer and meeting fees assuming that the directors’ current deferral elections under the existing Deferral Plan remain in effect during such period and their compensation remains unchanged.

Recommendation

The Board of Directors of the Company recommends that you vote “FOR” the approval of the adoption of the Smithfield Foods, Inc. 2005 Non-Employee Directors Stock Incentive Plan.

PROPOSAL 3

RATIFICATION OF

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending April 30, 2006 and is submitting this matter to the shareholders for their ratification. Ernst & Young has served as the Company’s independent auditors since May 3, 2002. One or more representatives of Ernst & Young will be present at the Annual Meeting of Shareholders to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by shareholders.

In the event the proposal to ratify the selection of Ernst & Young is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next fiscal year ending April 29, 2007. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for fiscal 2006 to stand unless the Board of Directors finds other reasons for making a change.

Audit and Other Fees

Audit Fees.    The aggregate fees billed by Ernst & Young for audit services (audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q and assistance with and review of SEC filings, including comfort letters, consents and comment letters) for fiscal 2005 and fiscal 2004 were $4,712,000 and $1,815,350, respectively.

Audit-Related Fees.    The aggregate fees billed by Ernst & Young in fiscal 2005 and fiscal 2004 for audit-related services not otherwise reported in the preceding paragraph (audits of employee benefit plans, due diligence services and work in connection with the disposition of a subsidiary) were $59,500 and $155,360, respectively.

Tax Fees.    The aggregate fees billed by Ernst & Young in fiscal 2005 and fiscal 2004 for tax compliance and tax planning services were $581,000 and $1,311,894, respectively.

All Other Fees.    There were no other fees billed by Ernst & Young in fiscal 2005 or fiscal 2004 for any other services. None of the services provided by Ernst & Young consisted of financial information systems design or implementation services.

Recommendation

The Board of Directors of the Company recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending April 30, 2006.

PROPOSAL 4

SHAREHOLDER PROPOSAL

The Company has been advised that the Amalgamated Bank LongView MidCap 400 Index Fund of 15 Union Square, New York, NY 10003-3378 (owning 26,024 shares of Common Stock), the Nathan Cummings Foundation of 475 Tenth Avenue, 14th Floor, New York, NY 10018 (owning 23,200 shares of Common Stock) and the Sierra Club of 85 Second Street, Second Floor, San Francisco, CA 94105-3441 (owning 220 shares of Common Stock) intend to present the following resolution at the Annual Meeting of Shareholders. In accordance with applicable proxy statement regulations, the proposed resolution is set forth below. The Board of Directors and the Company accept no responsibility for the content of the proposal and disagree with certain characterizations made therein.

Proposal

ENVIRONMENTAL PERFORMANCE

WHEREAS:

Our company relies heavily on contract farms for the production of its hogs. In 2004, Smithfield’s hogs were produced by approximately 2,250 farms, of which less than one-third were company-owned. While Smithfield currently produces an in-depth, high quality stewardship report covering processing facilities and some aspects of the operation of company-owned farms, it does not report metrics for its contract farms because it views them as independent businesses.

Our company’s website notes that, “Through its hog raising and pork processing subsidiaries, the company can exercise complete control over its products—from their genetic lines and nutritional regimen to how they are processed . . . .Vertical integration gives us control over our pork products from squeal to meal.” Given Smithfield’s admittedly high level of control over the hog production process, we are concerned about the possible environmental liabilities arising from our company’s contract farms. As Smithfield’s 2004 10-K states, “Hog production facilities generate significant quantities of manure, which must be managed properly to protect public health and the environment.”

The United States Environmental Protection Agency has considered imposing liability on integrators like Smithfield for environmental damages occurring on contract farms. Although integrator liability provisions were dropped from the EPA’s NPDES Permit Regulation and Effluent Limitation Guidelines for Concentrated Animal Feeding Operations (CAFOs) Final Rule, the EPA has faced pressure to reconsider the omission of this provision.

In a recent ruling that may have national implications, a U.S. District Court ruled that Tyson Foods shared responsibility for pollution stemming from farms owned by contract farmers in Kentucky. An attorney representing local farmers noted that the ruling could potentially subject other CAFOs—such as those for pigs—to similar lawsuits.

We commend Smithfield for the high quality of its Stewardship Report and its willingness to engage in productive dialogue with concerned shareholders. However, in light of growing pressure to hold integrators responsible for the environmental performance of their contract farms, we are concerned about the long-term sustainability of the company’s business model.

We believe that reporting on the environmental impacts of hog production operations carried out on contract farms will provide investors with a better understanding of Smithfield’s possible environmental liabilities. Environmental reporting can aid in the identification of trouble spots, signal cost saving opportunities and allow investors to better assess the risks and opportunities associated with Smithfield’s business model.

RESOLVED:    Shareholders request that Smithfield prepare a sustainability report, at reasonable cost and omitting proprietary information, examining the environmental impacts of both company-owned and contract farms. The report should be made available to shareholders by April 2006.

SUPPORTING STATEMENT:    We believe that the report should include information relating to water usage, significant air emissions, water sources and other ecosystems affected by runoff and discharges, indices of fines for non-compliance associated with environmental issues and the performance of suppliers relative to environmental guidelines and programs currently used by the company. Smithfield may, at its discretion, include this information in its Stewardship Report.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL

The Board believes that this proposal is not in the best interests of shareholders and opposes this proposal for the following reasons.

It is the corporate policy of the Company to conduct business in an ethical manner consistent with continuous improvement in regard to protecting human health and the environment. The Company is committed to being proactive in terms of environmental stewardship, and the many innovative projects the Company has implemented signify its commitment to preserving our precious natural resources. In addition to reviewing this response, the Company invites its shareholders to review the Company’s corporate website at www.smithfieldfoods.com where the Company describes its continuing environmental efforts and accomplishments.

The Company prides itself on being an industry leader in the area of environmental stewardship. The use of environmental management systems (EMSs) is at the heart of the Company’s strategy for continuous improvement. An EMS is a comprehensive system for identifying and managing parts of an organization’s activities that have, or could have, an impact on the environment. Earlier this year, the Company accomplished one of its key environmental goals by becoming the first in its industry to achieve ISO 14001 certification for all its U.S. hog production and processing facilities, except new acquisitions. ISO 14001 certification is an international standard developed by the Geneva-based International Organization for Standardization, which can only be achieved after a rigorous third-party audit of the environmental management system in place. The Environmental Protection Agency recently praised the Company for reaching this goal and described the program as a leadership model for others in the industry to follow.

The Company’s commitment to the environment is further evidenced by its landmark voluntary agreement with the North Carolina Attorney General to commit $50 million for environmental enhancement programs for the state and an additional $15 million to conduct research into potentially environmentally superior animal waste treatment technologies. In July of 2004, a report on the initial findings of this research was released, identifying two technologies as potentially environmentally superior options meeting the environmental performance criteria outlined in the agreement, but not yet determining if those technologies meet the economic feasibility criteria of the agreement. Evaluation of these technologies continues, as does the initial evaluation of additional technological alternatives.

The Company publishes a yearly report devoted exclusively to a review of its environmental efforts and accomplishments. The 2004 Stewardship Report provides some aspects of the information requested by the proposal for the company-owned farms. The report, which is available at the corporate website, includes detailed environmental and employee safety performance information for the Company’s U. S. operations for the 2004 calendar year, including numerous environmental, water and safety metrics for its first and further processing facilities and company-owned farms. The 2004 report also incorporates new metrics for Murphy-Brown farms, reflecting the Company’s continuous efforts to expand on the environmental information collected and provided in these reports, and a schematic of a model hog farm, designed to provide additional information on the operation and environmental aspects of a typical hog farm (company-owned, contract or otherwise).

The Company relies on both company-owned farms and contract growers to produce hogs. The Company does not measure or publicly report the environmental performance of the contract farms because the Company views these farmers as independent businesses. These independent farmers are not currently required to provide the Company, nor regulatory agencies, with the information necessary for the Company to prepare a sustainability analysis of the type contemplated by the proponents. If the Company were to attempt to compel its contract farmers to provide such information, it would place the Company at a competitive disadvantage because of the added costs that farmers would incur when contracting with the Company. However, to be a Smithfield contract grower, farmers must comply with all applicable environmental laws, and, as with company-owned farms, contract growers are monitored by governmental regulatory agencies. The Company is committed to sharing the best practices with its contract farmers. To this end, in partnership with the North Carolina Division of Pollution and Environmental Assistance, the Company has helped to develop and make available to its contract farmers, free of charge, guidance on the development of environmental management systems. These systems make it easier for contract farmers to manage their environmental affairs, comply with regulations, develop methods for continuous improvement, prevent pollution and protect the environment. In line with the Company’s environmental stewardship goals to assist and promote industry-wide improvements in environmental performance, these materials are now available to all farmers free of charge on the Company’s website.

In view of the Company’s existing and planned enhancements to its reporting practices with respect to the company-owned farms and the fact that the proposal’s request for sustainability reporting on the Company’s contract farms would be burdensome to both the Company and its contract farmers, the Board does not believe that this proposal is in the best interest of the Company.

Recommendation

The Board of Directors of the Company believes that this shareholder proposal is not in the best interest of the Company and unanimously recommends that you vote “AGAINST” this proposal.

OTHER MATTERS

The Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters described in the Notice of Meeting. If any matters not set forth in the Notice of Meeting accompanying this proxy statement are properly brought before the Annual Meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

ADDITIONAL INFORMATION

Shareholder Proposals for Inclusion in the Proxy Statement

Proposals of shareholders intended to be presented at the Company’s 2006 Annual Meeting of Shareholders must be received by the Secretary of the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting by March 31, 2006. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Other Shareholder Proposals

The Company’s Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to the Company’s Bylaws, a copy of which may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

A shareholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a shareholder’s notice for nominations to be made at the 2006 Annual Meeting must be received: (i) on or after May 1, 2006 and before June 1, 2006 if the annual meeting is to be held during the months of August and September, 2006 or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected.

A shareholder who desires to bring any other business before an annual meeting (other than business which the shareholder has sought to have included in the Company’s proxy statement for such meeting) must give timely written notice thereof to the Secretary of the Company at the address shown above and be a shareholder of record both at the time such notice is given and on the record date of the meeting. To be timely, a shareholder’s notice of such business to be brought before the 2006 Annual Meeting must be received: (i) on or after May 1, 2006 and before June 1, 2006 if the annual meeting is to be held during the months of August and September, 2006; or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and the business proposed to be brought before the meeting.

With respect to shareholder proposals not included in the Company’s proxy statement for the 2006 Annual Meeting, the persons named in the Board’s proxy for the 2006 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 1, 2005, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY, 200 COMMERCE STREET, SMITHFIELD, VIRGINIA 23430, ATTENTION: MICHAEL H. COLE, SECRETARY.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE SECRETARY

July 29, 2005

EXHIBIT A

SMITHFIELD FOODS, INC.

Audit Committee Charter

The Audit Committee’s primary purposes are to (a) assist Board oversight of (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the Corporation’s internal audit function and independent auditors; and (b) prepare the report that SEC rules require to be included in the Corporation’s annual proxy statement. The Audit Committee shall report regularly to the full Board of Directors on all matters within the Committee’s responsibilities.

The Committee shall be composed of no fewer than three directors, each of whom shall be financially literate (or, if any new member of the Committee at the time of his or her appointment is not then financially literate, such member shall become so within a reasonable period of time thereafter). In addition, at least one member of the Committee shall have accounting or related financial management expertise, as required from time to time by the audit committee standards of the New York Stock Exchange (the “Exchange”) and at least one member of the Committee shall be an “audit committee financial expert,” as such term is defined in SEC rules. The Board of Directors shall interpret these requirements and determine such qualifications of Committee members in its business judgment. Furthermore, the composition of the Committee shall satisfy the independence requirements of the Exchange as determined by the Board of Directors.

The independent auditors shall be ultimately accountable to the Committee on all matters pertaining to their engagement, and the independent auditors shall report to the Committee as the Board of Directors’ representative. The Committee shall encourage open communication among the Committee, the independent auditors, the internal auditors and management regarding matters within the Committee’s responsibilities. The Committee shall establish a calendar incorporating regular reporting items which it requires from the independent auditors, the internal auditors and management during the fiscal year.

In carrying out its responsibilities:

1. The Committee as the Board of Directors’ representative shall have the ultimate authority and responsibility for the appointment, retention, compensation and oversight of the work of the Corporation’s independent auditors and any other registered public accounting firm that is engaged for the purpose of issuing an audit report or performing other audit, review or attest services to the Corporation, including the resolution of disagreements between management and the auditors regarding financial reporting. Each year the Committee shall appoint the independent auditors subject, if applicable, to shareholder ratification at the annual meeting. The Committee shall require the independent auditors to submit at least annually a formal written statement describing (i) the firm’s internal quality control procedures, (ii) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits by the firm, and any steps taken to deal with any such issues, and (iii) delineating all relationships between the independent auditors and the Corporation, including audit and non-audit assignments and the fees and any other compensation paid to the independent auditors therefor. The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditors. Any engagement of the independent auditors to provide audit or non-audit services, as well as the engagement of any other accountants to provide audit services, must be approved in advance by the Committee or entered into pursuant to pre-approval procedures established by the Committee and satisfying applicable SEC requirements. The Committee shall have the authority and responsibility for determining the compensation to be paid by the Corporation to the independent auditors and such other accountants.

2. With respect to each fiscal year, the Committee shall meet with the independent auditors, the internal auditors and the senior management to review the scope and methodology of the proposed audits for such fiscal year. The independent auditors and the internal auditors shall provide regular reports to the Committee during the fiscal year on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached.

3. Management and the independent auditors shall review with the Committee a draft of the Corporation’s annual financial statements and drafts of the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such reviews shall include the Corporation’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Quarterly, the independent auditors shall provide to the Committee a review letter as contemplated by Statement on Auditing Standards No. 100. Periodically during the fiscal year, the independent auditors shall review with the Committee their assessment as to the adequacy of the Corporation’s structure of internal controls over financial accounting and reporting, and their qualitative judgments as to accounting principles employed and related disclosures by the Corporation and the conclusions expressed in the Corporation’s financial reports. The independent auditors shall review with the Committee significant judgments made by management in the preparation of the financial statements.

4. The independent auditors and the Corporation’s management, including its legal affairs management, shall identify to the Committee business, financial or legal issues that may significantly impact the Corporation’s financial statements and internal control systems. At least annually, management shall report to the Committee as to all significant litigation, threatened litigation or potential litigation in which the Corporation and its subsidiaries are or may be engaged, as well as the anticipated or potential impact of such litigation, threatened litigation or potential litigation on the Corporation.

5. The Committee shall meet separately, at least quarterly, with management, the internal auditors and the independent auditors.

6. The independent auditors shall promptly identify to the Committee any audit problems or difficulties, including any areas of disagreement with management in the preparation of financial statements. The Committee shall also consider any response by management.

7. The Committee shall discuss earnings press releases with management, as well as any financial information and earnings guidelines provided to analysts and rating agencies.

8. The Committee shall periodically discuss guidelines and policies to govern the process by which risk assessment and risk management are handled. Such discussions shall include discussions with management regarding the Corporation’s major financial risk exposures and the steps that management has taken to monitor and control such exposures.

9. Management shall report as soon as possible to the Chairman of the Committee any material violation of laws or governmental regulations. At least annually, management shall review with the Committee the Corporation’s monitoring efforts and procedures to ensure compliance with laws and governmental regulations.

10. Both management and the independent auditors shall report promptly to the Committee any material weaknesses in internal control systems.

11. Management shall report all related party transactions to the Committee, and the Committee shall be responsible for the review and oversight contemplated by the Exchange with respect to any such reported transactions.

12. The Committee shall set clear hiring policies with respect to any current or former employees of the independent auditors.

13. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Corporation on accounting, internal accounting controls or auditing matters as well as for the confidential, anonymous submission by its employees of concerns regarding questionable accounting or auditing matters.

14. The Committee shall have available to it such support personnel, including management staff, independent auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Committee shall have the authority to engage legal, accounting and other advisors, as it determines necessary to carry out its duties. The Corporation will provide appropriate funding, as determined by the Committee, for payment of the compensation to the independent auditors, the compensation to any advisors employed by the Committee and the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

15. The Chairman of the Committee shall discuss the Committee’s performance with each Committee member, following which discussions the Chairman shall lead the Committee in an annual review of its performance. The annual evaluation shall include a review of the Committee’s charter.

16. The Committee shall cause to be provided to the Exchange appropriate written confirmation of any of the foregoing matters as the Exchange may from time to time require.

EXHIBIT B

SMITHFIELD FOODS, INC.

2005 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN

1.	Purpose.

The Smithfield Foods, Inc. 2005 Non-Employee Directors Stock Incentive Plan (the “Plan”) provides a mechanism for the Board of Directors of Smithfield Foods, Inc. to pay its non-employee directors in Smithfield Foods common stock. It also allows such directors to defer receipt of compensation until a future date, if desired. The Plan is intended to constitute a deferred compensation plan for Non-Employee Director’s fees and to meet the requirements of Section 409A of the Internal Revenue Code (“Code”).

2.	Definitions.

As used in the Plan, the following terms have the meanings indicated:

(a) “Accounts” means the Deferred Stock Account and Fees Account collectively.

(b) “Annual Meeting” means the annual meeting of shareholders at which members of the Board are routinely elected.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events which is also a “change in control” for purposes of Code section 409A:

(i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of Common Stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

(ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened contest relating to the election of the directors of the Company; or

(iii) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or of a complete liquidation or dissolution of the Company or of a sale or other disposition of all or substantially all of the assets of the Company; provided that, if any Code provision provides a specific definition of a change in control or similar term for purposes of taxation of deferred compensation, the event must also qualify as a change in control or similar term for purposes of the Code.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Nominating and Governance Committee of the Board of Directors of the Company.

(g) “Company” means Smithfield Foods, Inc., or any successor business by merger, purchase or otherwise that maintains the Plan.

(h) “Company Stock” means the common stock of Smithfield Foods, Inc. In the event of a change in the capital structure of the Company, the shares resulting from such a change shall be deemed to be the Company Stock (as provided in Section 14) within the meaning of the Plan.

(i) “Deferred Stock Grant” means an award of Stock Units made in accordance with Section 5.

(j) “Deferred Stock Account” means the bookkeeping account for the Deferred Stock Grants and any adjustments thereto.

(k) “Deemed Investments” has the meaning provided in Section 8(a).

(l) “Effective Date” means January 19, 2005, provided that the Plan receives shareholder approval.

(m) “Fair Market Value” means the closing price of a share of Company Stock, as reported in the Wall Street Journal, on a specified date.

(n) “Fees” means the cash retainer fees and meeting fees for a Non-Employee Director in connection with his or her service on the Board for any Plan Year.

(o) “Fees Account” means the bookkeeping account for any deferred Fees and any adjustments thereto.

(p) “Non-Employee Director” means a member of the Company’s Board who is not an employee of the Company or any subsidiary of the Company.

(q) “Non-Employee Director Deferral Plan” means the Smithfield Foods, Inc. Non-Employee Director Deferral Plan, effective September 1, 2004.

(r) “Plan Year” means a calendar year, provided that the first Plan Year shall be from the Effective Date until December 31, 2005.

(s) “Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 11.

(t) “Separation from Service” is intended to have the same meaning as this term is defined under Code section 409A and the regulations thereunder.

(u) “Stock Unit” means a hypothetical share of Company Stock. Each Stock Unit held in a Deferred Stock Account or Fees Account shall be deemed to have the same value, from time to time, as a share of Company Stock, provided that Stock Units shall not confer upon any Non-Employee Director any of the rights associated with Company Stock, including, without limitation, the right to vote or to receive distributions.

(v) “Trust” means a trust created for the purposes specified in Section 10.

3.	Participation in the Plan.

(a) Deferred Stock Grant. At such times as approved by the Board, each Non-Employee Director shall receive a Deferred Stock Grant. The terms and conditions of the Deferred Stock Grants are provided in Section 5.

(b) Fees. For service during a Plan Year, a Non-Employee Director may elect to defer the receipt of Fees as provided in Section 6.

(c) Restricted Stock. The Board may authorize the issuance of Restricted Stock as provided in Section 11 as compensation to a Non-Employee Director as it determines appropriate, to the extent consistent with any legal or regulatory requirements.

4.	Stock Reserved for the Plan.

The aggregate number of shares of Company Stock authorized for distribution to Non-Employee Directors under Section 3 is 300,000, subject to adjustment pursuant to Section 14.

5.	Deferred Stock Grant.

The Deferred Stock Grant shall be made to Non-Employee Directors subject to the following provisions:

(a) The amount of any Deferred Stock Grant shall be the number of Stock Units determined by the Board from time to time. Initially, the Deferred Stock Grant shall be 1,000 Stock Units for each Non-Employee Director to be made immediately after each Annual Meeting. The Board may modify the amount or timing of a Deferred Stock Grant at any time and may establish a policy as to Deferred Stock Grants that may continue until changed by the Board.

(b) The Company shall credit the appropriate number of Stock Units resulting from the Deferred Stock Grant to the Director’s Deferred Stock Account.

(c) In addition to the Deferred Stock Grant to be made at the 2005 Annual Meeting, there shall be an initial Deferred Stock Grant as of the Effective Date of 1,000 Stock Units for each Non-Employee Director.

6.	Fee Deferrals.

(a) A Non-Employee Director may elect to defer the payment of 25%, 50%, 75% or 100% of the Fees that would otherwise be payable in cash by completing a deferral election. A deferral election must specify the applicable percentage of Fees that the Non-Employee Director wishes to defer. A deferral election shall pertain to all Fees payable in cash during a Plan Year.

(b) A deferral election must be in writing and be delivered to the Company prior to the start of the Plan Year to which it pertains, provided that a deferral election made under the Non-Employee Director Deferral Plan with respect to the Plan Year ending December 31, 2005 shall be assumed by this Plan pursuant to Section 12. A deferral election shall be irrevocable and may not be amended with respect to the Plan Year to which it pertains. A deferral election may be made for a single Plan Year or may be made applicable to all future Plan Years until revoked. Any revocation or amendment of a deferral election shall be effective as of the first day of the next Plan Year after the revocation or amendment is made.

(c) All amounts deferred under the Plan shall be held as Stock Units. With respect to all amounts for which a deferral election is made, the Company shall transfer to the deferred amount to the Non-Employee Director’s Fees Account in the Trust when the Fees otherwise would have been payable to the Non-Employee Director. The number of Stock Units shall be determined by dividing the amount of the deferred Fees by the Fair Market Value of a share of Company Stock on the day prior to the date on which payment of the Fee would have been made.

7.	Stock Unit Accounting.

(a) All Stock Units credited to a Non-Employee Director’s Deferred Stock Account or Fees Account shall be credited with hypothetical cash dividends equal to the cash dividends that are declared and paid on Company Stock. On each record date, the Company shall determine the amount of cash dividends to be paid per share of Company Stock. On the payment date of such dividend, the Company shall credit an equal amount of hypothetical cash dividends to each Stock Unit. The hypothetical cash dividends shall be converted into Stock Units by dividing the hypothetical cash dividends by the Fair Market Value of Company Stock for the last trading day preceding the day on which the Company pays dividends on its Common Stock. Hypothetical cash dividends shall continue to be credited to Stock Units and shall be converted into additional Stock Units as described in this subsection until all of the Stock Units have been distributed. The provisions of this subsection shall also apply to any distribution of Company Stock other than cash dividends or stock dividends, the market value of any such distributions to be determined by the Board.

(b) Stock Units may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered.

8.	Investment Diversification After Separation of Service.

(a) While a Non-Employee Director is a member of the Board, all of a Non-Employee Director’s benefits under the Plan will be maintained in Stock Units. After Separation from Service, a Non-Employee Director may elect to transfer all or any part of his or her Stock Units into one or more deemed investments (“Deemed Investments”). A Non-Employee Director may also elect to transfer amounts from a Deemed Investment to Stock Units. Amounts transferred from Stock Units shall be credited to the Deemed Investment and vice versa for a Non-Employee Director as of the day that the transfer election is received. The transfer between Stock Units and Deemed Investments may be subject to such restrictions, including prior approval for securities law compliance, as determined appropriate by the Committee.

(b) The Committee shall determine the number and type of Deemed Investments that will be available under the Plan in any Plan Year. At its sole discretion, the Committee may change the number and type of Deemed Investments at any time and may establish procedures for the transition between Deemed Investments.

(c) Each Non-Employee Director shall submit an investment election to govern any Deemed Investment in the Non-Employee Director’s Accounts. The Non-Employee Director shall specify on the investment election the percentage of the total amount in the Non-Employee Director’s Accounts to be allocated among each of the available Deemed Investments.

(d) Once allocated among the Deemed Investments in accordance with the Non-Employee Director’s investment election, the Deemed Investments shall be charged and credited as the case may be with net earnings, gains (including dividends and capital gains), losses, and expenses, as well as any appreciation or depreciation in market value during each Plan Year for the Deemed Investments. The Committee may charge or credit such earnings, gains, losses, appreciation, and depreciation based on the actual investment performance of assets that have been deposited in the Trust.

(e) Pursuant to procedures established by the Committee uniformly applied, a Non-Employee Director may elect to reallocate among the available Deemed Investments and Stock Units at least once in each Plan Year by submitting a new investment election.

9.	Distribution of Accounts.

(a) A Non-Employee Director may elect the timing of distributions from the Non-Employee Director’s Accounts. Distributions from a Non-Employee Director’s Accounts shall commence at one of the following specified events elected by the Non-Employee Director:

(i) the Non-Employee Director’s Separation from Service for any reason (including resignation or death); or

(ii) a specified number of years between one year and five years after the Non-Employee Director’s Separation from Service.

In addition, a Non-Employee Director may make a separate election for distributions to commence at a Change in Control.

(b) If a Non-Employee Director does not make an election under subsection (a)(ii), distribution of the Accounts shall commence at Separation from Service. Prior to Separation from Service, a Non-Employee Director who has previously elected commencement at Separation from Service (or made no previous election) may make one subsequent election. The subsequent election must be submitted at least twelve months prior to Separation from Service and shall take effect twelve months after the date on which it is submitted. The subsequent distribution election must elect the specified time under subsection (a)(ii) as five years after Separation from Service. The Committee may establish additional procedures, conditions, and limitations relating to the submission of a subsequent election.

(c) A Non-Employee Director’s Accounts shall be distributed in a single lump sum payment, unless the Non-Employee Director elects to receive a distribution in annual installments of at least two and not more than 10 years.

(d) Payment of Stock Units shall be made in whole shares of Company Stock equal to the number of whole Stock Units. Payment for fractional shares shall be made in cash.

(e) Payment of Deemed Investments shall be made in cash.

10.	Trust.

(a) The Company may issue or contribute shares of Company Stock to a Trust equal to the number of Stock Units held in the Accounts of all Non-Employee Directors. The Company may also contribute to the Trust a cash amount equal to any Fees Accounts. The trustee may invest or reinvest assets contributed to the Trust to reflect the Deemed Investments selected by the Non-Employee Directors and to fund distributions.

(b) The Trust shall secure the Company’s obligation to pay shares of Company Stock or cash to the Non-Employee Director. The Trust and its assets shall remain subject to the claims of the Company’s creditors. Any interest that the Non-Employee Director may be deemed to have in the Trust may not be sold, hypothecated or transferred (including, without limitation, transfer by gift), except by will or the laws of descent and distribution. Shares issued to the Trust shall be issued in the name of the trustee and the trustee shall maintain a separate account for each Non-Employee Director. The trustee shall invest all cash dividends on Company Stock in additional shares of Company Stock to be held in the separate account of the Non-Employee Director. The Non-Employee Director shall have the right to direct the trustee as to the voting of the number of shares of Company Stock equal to the aggregate number of Stock Units in the Non-Employee Director’s Deferred Stock Account and Fees Account.

11.	Restricted Stock.

(a) The Plan also permits the award of Restricted Stock to Non-Employee Directors. The Board has the power and complete discretion to select Non-Employee Directors to receive such awards, and, under provisions consistent with this Section 11, to determine the terms and conditions, the nature of the award and the number of shares to be allocated as part of each award for each Non-Employee Director.

(b) The Board shall establish as to each award of Restricted Stock, the terms and conditions upon which the restrictions shall lapse. Restrictions conditioned on continued service and the passage of time shall not expire less than three years from the date of grant of the Restricted Stock, except in the case of disability, death or the occurrence of a Change in Control. No share of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares as set forth in the restricted stock agreement have lapsed. Whenever the Board deems it appropriate to grant Restricted Stock to a Non-Employee Director, notice shall be given to the Non-Employee Director stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice shall become a grant agreement between the Company and the Non-Employee Director. Upon the award of Restricted Stock, the Non-Employee Director shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall be held by the Company until the restrictions lapse and the Non-Employee Director shall provide the Company with appropriate stock powers endorsed in blank.

12.	Non-Employee Director Deferral Plan.

Upon approval by shareholders, this Plan shall assume all obligations and elections under the Non-Employee Director Deferral Plan. This Plan shall honor all prior deferral elections and shall be liable for all balances in the Non-Employee Director Deferral Plan. Upon assumption of its obligations by this Plan, the Non-Employee Director Deferral Plan shall be deemed merged into this Plan and no shares of Company Stock will be issuable under the Non-Employee Director Deferral Plan.

13.	No Acceleration of Benefits.

Notwithstanding any other provision in this Plan to the contrary, the time or schedule for any payment of the Fees Account or the Deferred Stock Account under this Plan shall not be accelerated under any circumstances.

14.	Effect of Stock Dividends and Other Changes to Company Stock.

In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock, the number and kind of shares of Company Stock to be subject to the Plan and the maximum number of shares which are authorized for distribution under the Plan shall be appropriately adjusted by the Board, whose determination shall be binding on all persons.

15.	Interpretation and Administration of the Plan.

The Board shall administer, construe and interpret the Plan. Any decision of the Board with respect to the Plan shall be final, conclusive and binding upon all Non-Employee Directors. The Board may act by a majority of its members. The Board may authorize any member of the Board or any officer of the Company to execute and deliver documents on behalf of the Board. The Board may consult with counsel, who may be counsel to the Company, and shall not incur any liability for action taken in good faith in reliance upon the advice of counsel. The Corporate Secretary of the Company shall be authorized to take or cause to be taken such actions of a ministerial nature as necessary to effectuate the intent and purposes of the Plan, including issuing Company Stock for the Plan, maintaining records of the Non-Employee Directors Accounts, and arranging for distributions of such Accounts in accordance with this Plan document. The Board shall interpret this Plan for all purposes in accordance with Code section 409A and the regulations thereunder.

16.	Term of the Plan.

The Plan shall become effective as of the Effective Date, subject to shareholder approval. The Plan shall continue until January 19, 2015 unless earlier terminated at any time by action of the Board or until there are no remaining shares available for the Plan under Section 4. Any termination of the Plan by the Board shall not alter or impair any of the rights or obligations for any benefit previously deferred under the Plan.

17.	Amendment of the Plan.

The Board may suspend or terminate the Plan or revise or amend the Plan in any respect; provided, any amendment or termination of the Plan shall not adversely affect a Non-Employee Director with respect to any benefit previously deferred under the Plan.

18.	Rights Under the Plan.

The Plan shall not constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain any person as a director for any period of time.

19.	Beneficiary.

A Non-Employee Director may designate in writing delivered to the Company’s Corporate Secretary, one or more beneficiaries (which may include a trust) to receive any distributions under the Plan after the death of the Non-Employee Director. If a Non-Employee Director fails to designate a beneficiary, or no designated beneficiary survives the Non-Employee Director, any payments to be made with respect to the Non-Employee Director after death shall be made to the personal representative of the Non-Employee Director’s estate.

20.	Notice.

All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Company—at its principal business address to the attention of the Corporate Secretary; (b) if to any Non-Employee Director—at the last address of the Non-Employee Director known to the sender at the time the notice or other communication is sent.

21. Construction.

The Plan shall be construed and enforced according to the laws of the Commonwealth of Virginia. Headings and captions are for convenience only and have no substantive meaning. Reference to one gender includes the other, and references to the singular and plural include each other.

SMITHFIELD FOODS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph W. Luter, III and Michael H. Cole and each of them, proxies with full power of substitution, to vote the shares of Common Stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on August 26, 2005 or any adjournments thereof.

1.	ELECTION OF DIRECTORS:	☐	FOR all nominees listed (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

	Robert L. Burrus, Jr.		Carol T. Crawford		Frank S. Royal, M.D.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
NOMINEE’S NAME IN THE SPACE PROVIDED BELOW)

The Board of Directors recommends a vote FOR the following proposal 2.

2.	PROPOSAL TO APPROVE THE ADOPTION OF THE SMITHFIELD FOODS, INC. 2005 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN

☐ FOR                                                                 ☐ AGAINST                                                                 ☐ ABSTAIN

The Board of Directors recommends a vote FOR the following proposal 3.

3.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as the Company’s independent auditors for the fiscal year ending April 30, 2006

☐ FOR                                                                 ☐ AGAINST                                                                 ☐ ABSTAIN

The Board of Directors recommends a vote AGAINST proposal 4.

4.	SHAREHOLDER PROPOSAL REGARDING A SUSTAINABILITY REPORT

☐ FOR                                                                 ☐ AGAINST                                                                 ☐ ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the Proxy Statement attached thereto.

Dated: _______________________, 2005

PLEASE SIGN EXACTLY AS NAME APPEARS AT LEFT. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., GIVE FULL TITLE AS SUCH.

Please mark, sign, date and return the proxy card using the enclosed envelope.